Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Wednesday, January 19, 2022

COMMERCE BANCSHARES, INC. REPORTS
FOURTH QUARTER EARNINGS PER SHARE OF $.94

    Commerce Bancshares, Inc. announced earnings of $.94 per share for the three months ended December 31, 2021, compared to $1.05 per common share in the same quarter last year and $.99 per share in the third quarter of 2021. Net income attributable to Commerce Bancshares, Inc. (net income) for the fourth quarter of 2021 amounted to $114.9 million, compared to $129.9 million in the fourth quarter of 2020 and $122.6 million in the prior quarter.

In announcing these results, John Kemper, Chief Executive Officer, said, “Commerce had a strong quarter to close out 2021, reflecting a growing economy and a resilient customer base. Trust fees were up 16.5% over the fourth quarter of 2020, driven by rising market values, excellent customer attraction and retention, and the ongoing investments we’ve made in our wealth business. Corporate and retail spending levels continued to increase, amounting to growth of 12% in bank card transaction fees over the same period last year.

The growth in our fee-based businesses continues to provide strong revenue diversification. Non-interest income comprised 42% of total revenue in the fourth quarter. Compared to the previous quarter, we experienced higher loan demand, a reflection of accelerating business activity in our markets. We continue to be confident in our strong liquidity, capital levels, and credit quality, and we continue to invest in our excellent relationships with customers, teammates, shareholders, and regulators.”

Fourth Quarter 2021 Financial Highlights:
•Net interest income in the fourth quarter amounted to $207.7 million, a 3.0% decrease compared to the third quarter, partly due to a $5.3 million decrease in interest income from Paycheck Protection Program (PPP) loans. The net interest margin decreased 15 basis points from the prior quarter to 2.43%.
•Non-interest income totaled $147.7 million in the fourth quarter, an increase of $10.2 million compared to the prior quarter.
•Net investment securities losses of $9.7 million this quarter were driven mostly by net fair value losses of $6.5 million in the Company’s portfolio of private equity investments.
•Non-interest expense totaled $203.6 for the quarter, a decrease of $8.0 million compared to the previous quarter.
•Average loan balances totaled $15.1 billion, a decrease of $165.9 million, or 1.1%, from the prior quarter (average PPP loan balances declined $356.1 million). As of December 31, 2021, 93% of PPP loan balances have been forgiven.

•Total average available for sale debt securities increased 5.3%, or $726.3 million, over the previous quarter to $14.5 billion, at fair value. Purchases of securities during the quarter totaled $1.4 billion with a weighted average yield of approximately 1.27%.
•Compared to the previous quarter, average deposits grew $790.6 million, or 2.8%. The average rate paid on interest bearing deposits was 5 basis points this quarter.
•The ratio of annualized net loan charge-offs to average loans was .11% in the current quarter compared to .10% in the prior quarter. Net charge-offs on loans remained low.
•Non-accrual loans totaled $9.2 million compared to $10.4 million prior quarter. Non-accrual loans were .06% of total loans.
•At December 31, 2021, the allowance for credit losses on loans decreased to $150.0 million. The allowance for credit losses on loans to total loans was .99% at December 31, 2021.
•The Company purchased 696,367 shares of its common stock this quarter at an average price of $70.81.
•Total assets at December 31, 2021 were $36.7 billion, an increase of $2.2 billion, or 6.4%, from the prior quarter.
•For the quarter, the return on average assets was 1.28%, the return on average equity was 13.11% and the efficiency ratio was 57.3%.

Commerce Bancshares, Inc. is a regional bank holding company offering a full line of banking services, including payment solutions, investment management and securities brokerage. Commerce Bank, a subsidiary of Commerce Bancshares, Inc., leverages more than 150 years of proven strength and experience to help individuals and businesses solve financial challenges. In addition to offering payment solutions across the U.S., Commerce Bank currently operates full-service banking facilities across the Midwest including the St. Louis and Kansas City metropolitan areas, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City, and Denver. It also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids. Commerce delivers high-touch service and sophisticated financial solutions at regional branches, commercial offices, ATMs, online, mobile and through a 24/7 customer service line.

This financial news release and the supplementary Earnings Highlights presentation are available on the Company’s website at https://investor.commercebank.com/news-info/financial-news-releases/default.aspx.
* * * * * * * * * * * * * * *
For additional information, contact
Matt Burkemper, Investor Relations
(314) 746-7485
www.commercebank.com
matthew.burkemper@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Year Ended
(Unaudited) (Dollars in thousands, except per share data)	Dec. 31, 2021	Sep. 30, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020
FINANCIAL SUMMARY
Net interest income	$207,657	$214,037	$209,763	$835,424	$829,847
Non-interest income	147,699	137,506	135,117	560,393	505,867
Total revenue	355,356	351,543	344,880	1,395,817	1,335,714
Investment securities gains (losses), net	(9,706)	13,108	12,307	30,059	11,032
Provision for credit losses	(7,054)	(7,385)	(4,403)	(66,326)	137,190
Non-interest expense	203,582	211,620	196,310	805,901	768,378
Income before taxes	149,122	160,416	165,280	686,301	441,178
Income taxes	33,764	34,662	33,084	145,711	87,293
(Income) loss attributable to non-controlling interest	452	3,193	2,307	9,825	(172)
Net income attributable to Commerce Bancshares, Inc.	114,906	122,561	129,889	530,765	354,057
Preferred stock dividends	—	—	—	—	11,966
Net income available to common shareholders	$114,906	$122,561	$129,889	$530,765	$342,091
Earnings per common share:
Net income — basic	$0.94	$1.00	$1.05	$4.32	$2.77
Net income — diluted	$0.94	$0.99	$1.05	$4.31	$2.77
Effective tax rate	22.71%	22.05%	20.30%	21.54%	19.78%
Tax equivalent net interest income	$210,424	$216,858	$213,017	$847,116	$842,790
Average total interest earning assets (1)	$34,318,520	$33,306,752	$30,297,922	$32,874,701	$28,143,048
Diluted wtd. average shares outstanding	121,221,482	121,881,091	122,333,233	121,940,992	122,413,216

RATIOS
Average loans to deposits (2)	52.36%	54.44%	64.05%	56.46%	67.73%
Return on total average assets	1.28	1.40	1.63	1.55	1.20
Return on average common equity (3)	13.11	13.74	15.49	15.37	10.64
Non-interest income to total revenue	41.56	39.11	39.18	40.15	37.87
Efficiency ratio (4)	57.29	59.95	56.68	57.64	57.19
Net yield on interest earning assets	2.43	2.58	2.80	2.58	2.99

EQUITY SUMMARY
Cash dividends per common share	$.250	$.250	$.245	$1.00	$.980
Cash dividends on common stock	$30,489	$30,645	$30,178	$122,693	$120,818
Cash dividends on preferred stock	$—	$—	$—	$—	$11,966
Book value per common share (5)	$28.40	$28.58	$27.64
Market value per common share (5)	$68.74	$66.36	$62.57
High market value per common share	$71.50	$72.08	$64.85
Low market value per common share	$64.85	$61.81	$49.62
Common shares outstanding (5)	121,436,734	122,148,786	122,995,353
Tangible common equity to tangible assets (6)	9.01%	9.71%	9.92%
Tier I leverage ratio	9.13%	9.31%	9.45%

OTHER QTD INFORMATION
Number of bank/ATM locations	287	292	306
Full-time equivalent employees	4,567	4,582	4,766
(1)Excludes allowance for credit losses on loans and unrealized gains/(losses) on available for sale debt securities.
(2)Includes loans held for sale.
(3)Annualized net income available to common shareholders divided by average total equity less preferred stock.
(4)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.
(5)As of period end.
(6)The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).
All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2021.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited) (In thousands, except per share data)	For the Three Months Ended					For the Year Ended
	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020
Interest income	$210,479	$216,981	$211,133	$209,697	$214,726	$848,290	$872,648
Interest expense	2,822	2,944	3,151	3,949	4,963	12,866	42,801
Net interest income	207,657	214,037	207,982	205,748	209,763	835,424	829,847
Provision for credit losses	(7,054)	(7,385)	(45,655)	(6,232)	(4,403)	(66,326)	137,190
Net interest income after credit losses	214,711	221,422	253,637	211,980	214,166	901,750	692,657
NON-INTEREST INCOME
Bank card transaction fees	44,773	42,815	42,608	37,695	39,979	167,891	151,797
Trust fees	48,893	48,950	46,257	44,127	41,961	188,227	160,637
Deposit account charges and other fees	25,493	25,161	23,988	22,575	24,164	97,217	93,227
Capital market fees	3,841	3,794	3,327	4,981	3,826	15,943	14,582
Consumer brokerage services	4,878	4,900	4,503	4,081	3,996	18,362	15,095
Loan fees and sales	5,248	6,842	7,446	10,184	9,031	29,720	26,684
Other	14,573	5,044	11,014	12,402	12,160	43,033	43,845
Total non-interest income	147,699	137,506	139,143	136,045	135,117	560,393	505,867
INVESTMENT SECURITIES GAINS (LOSSES), NET	(9,706)	13,108	16,804	9,853	12,307	30,059	11,032
NON-INTEREST EXPENSE
Salaries and employee benefits	132,640	132,824	130,751	129,033	129,983	525,248	512,987
Net occupancy	12,308	12,329	11,527	12,021	11,570	48,185	46,645
Equipment	4,691	4,440	4,605	4,353	4,526	18,089	18,839
Supplies and communication	4,430	4,530	4,033	4,125	4,193	17,118	17,419
Data processing and software	25,777	25,598	24,954	25,463	24,323	101,792	95,325
Marketing	5,395	5,623	5,680	5,158	5,028	21,856	19,734
Other	18,341	26,276	16,576	12,420	16,687	73,613	57,429
Total non-interest expense	203,582	211,620	198,126	192,573	196,310	805,901	768,378
Income before income taxes	149,122	160,416	211,458	165,305	165,280	686,301	441,178
Less income taxes	33,764	34,662	45,209	32,076	33,084	145,711	87,293
Net income	115,358	125,754	166,249	133,229	132,196	540,590	353,885
Less (income) loss attributable to non-controlling interest	452	3,193	3,923	2,257	2,307	9,825	(172)
Net income attributable to Commerce Bancshares, Inc.	114,906	122,561	162,326	130,972	129,889	530,765	354,057
Less preferred stock dividends	—	—	—	—	—	—	11,966
Net income available to common shareholders	$114,906	$122,561	$162,326	$130,972	$129,889	$530,765	$342,091
Net income per common share — basic	$0.94	$1.00	$1.32	$1.06	$1.05	$4.32	$2.77
Net income per common share — diluted	$0.94	$0.99	$1.32	$1.06	$1.05	$4.31	$2.77

OTHER INFORMATION
Return on total average assets	1.28%	1.40%	1.93%	1.63%	1.63%	1.55%	1.20%
Return on average common equity (1)	13.11	13.74	19.12	15.69	15.49	15.37	10.64
Efficiency ratio (2)	57.29	59.95	56.90	56.37	56.68	57.64	57.19
Effective tax rate	22.71	22.05	21.78	19.67	20.30	21.54	19.78
Net yield on interest earning assets	2.43	2.58	2.60	2.71	2.80	2.58	2.99
Tax equivalent net interest income	$210,424	$216,858	$211,060	$208,774	$213,017	$847,116	$842,790
(1)Annualized net income available to common shareholders divided by average total equity less preferred stock.
(2)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	Dec. 31, 2021	Sep. 30, 2021	Dec. 31, 2020
ASSETS
Loans
Business	$5,303,535	$5,277,850	$6,546,087
Real estate — construction and land	1,118,266	1,257,836	1,021,595
Real estate — business	3,058,837	2,937,852	3,026,117
Real estate — personal	2,805,401	2,769,292	2,820,030
Consumer	2,032,225	2,049,559	1,950,502
Revolving home equity	275,945	281,442	307,083
Consumer credit card	575,410	569,976	655,078
Overdrafts	6,740	4,583	3,149
Total loans	15,176,359	15,148,390	16,329,641
Allowance for credit losses on loans	(150,044)	(162,775)	(220,834)
Net loans	15,026,315	14,985,615	16,108,807
Loans held for sale	8,615	16,043	45,089
Investment securities:
Available for sale debt securities	14,450,027	14,165,656	12,449,264
Trading debt securities	46,235	40,114	35,321
Equity securities	9,202	9,174	4,363
Other securities	194,047	184,450	156,745
Total investment securities	14,699,511	14,399,394	12,645,693
Federal funds sold	2,800	—	—
Securities purchased under agreements to resell	1,625,000	1,750,000	850,000
Interest earning deposits with banks	3,971,217	1,888,545	1,747,363
Cash and due from banks	305,539	344,460	437,563
Premises and equipment — net	388,738	377,476	371,083
Goodwill	138,921	138,921	138,921
Other intangible assets — net	15,570	14,458	11,207
Other assets	506,862	582,631	567,248
Total assets	$36,689,088	$34,497,543	$32,922,974
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$11,772,374	$11,622,855	$10,497,598
Savings, interest checking and money market	16,598,085	14,907,654	14,604,456
Certificates of deposit of less than $100,000	435,960	452,432	529,802
Certificates of deposit of $100,000 and over	1,006,654	1,163,343	1,314,889
Total deposits	29,813,073	28,146,284	26,946,745
Federal funds purchased and securities sold under agreements to repurchase	3,022,967	2,253,753	2,098,383
Other borrowings	12,560	4,006	802
Other liabilities	392,164	602,279	477,072
Total liabilities	33,240,764	31,006,322	29,523,002
Stockholders’ equity:
Common stock	610,804	589,352	589,352
Capital surplus	2,689,894	2,427,544	2,436,288
Retained earnings	92,493	396,655	73,000
Treasury stock	(32,973)	(92,047)	(32,970)
Accumulated other comprehensive income	77,080	159,166	331,377
Total stockholders’ equity	3,437,298	3,480,670	3,397,047
Non-controlling interest	11,026	10,551	2,925
Total equity	3,448,324	3,491,221	3,399,972
Total liabilities and equity	$36,689,088	$34,497,543	$32,922,974

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020
ASSETS:
Loans:
Business	$5,191,844	$5,437,498	$6,211,610	$6,532,921	$6,580,300
Real estate — construction and land	1,228,237	1,168,566	1,088,433	1,091,969	1,032,891
Real estate — business	3,003,459	2,982,847	3,014,955	3,022,979	3,029,799
Real estate — personal	2,785,095	2,775,638	2,804,388	2,826,112	2,778,462
Consumer	2,043,690	2,041,263	2,004,625	1,947,322	1,981,033
Revolving home equity	276,464	281,689	287,031	299,371	316,895
Consumer credit card	559,429	566,406	575,725	608,747	638,161
Overdrafts	4,926	5,110	3,735	3,546	3,762
Total loans	15,093,144	15,259,017	15,990,502	16,332,967	16,361,303
Allowance for credit losses on loans	(162,428)	(172,112)	(200,801)	(220,512)	(235,484)
Net loans	14,930,716	15,086,905	15,789,701	16,112,455	16,125,819
Loans held for sale	11,203	16,021	23,389	35,814	30,577
Investment securities:
U.S. government and federal agency obligations	1,009,025	727,566	719,849	725,367	774,640
Government-sponsored enterprise obligations	50,777	50,785	50,793	50,801	69,133
State and municipal obligations	2,095,517	2,039,942	1,966,673	1,958,637	1,967,408
Mortgage-backed securities	7,141,249	7,115,419	6,685,407	6,998,521	6,646,345
Asset-backed securities	3,514,541	3,028,076	2,653,928	2,085,491	1,819,467
Other debt securities	629,643	608,642	605,772	570,115	533,646
Unrealized gain on debt securities	86,020	230,058	197,124	283,511	329,477
Total available for sale debt securities	14,526,772	13,800,488	12,879,546	12,672,443	12,140,116
Trading debt securities	46,513	32,238	34,955	32,320	28,040
Equity securities	9,171	8,756	4,914	4,321	4,221
Other securities	190,346	183,397	156,984	154,030	130,145
Total investment securities	14,772,802	14,024,879	13,076,399	12,863,114	12,302,522
Federal funds sold	564	792	1,338	7	355
Securities purchased under agreements to resell	1,669,835	1,633,205	937,372	849,999	849,998
Interest earning deposits with banks	2,856,992	2,602,896	2,724,782	1,480,331	1,082,644
Other assets	1,288,323	1,261,277	1,258,989	1,308,105	1,291,907
Total assets	$35,530,435	$34,625,975	$33,811,970	$32,649,825	$31,683,822

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$11,919,268	$11,475,113	$11,109,198	$10,438,637	$10,275,735
Savings	1,507,199	1,484,923	1,474,391	1,333,177	1,234,481
Interest checking and money market	13,873,985	13,343,180	13,283,481	12,970,629	12,198,928
Certificates of deposit of less than $100,000	441,920	464,367	491,446	516,728	542,212
Certificates of deposit of $100,000 and over	1,105,480	1,289,665	1,354,685	1,230,075	1,339,301
Total deposits	28,847,852	28,057,248	27,713,201	26,489,246	25,590,657
Borrowings:
Federal funds purchased	20,848	13,606	23,291	37,034	48,412
Securities sold under agreements to repurchase	2,620,348	2,347,270	2,142,405	2,129,038	1,980,045
Other borrowings	1,078	347	978	831	1,013
Total borrowings	2,642,274	2,361,223	2,166,674	2,166,903	2,029,470
Other liabilities	562,102	667,786	527,401	608,212	727,569
Total liabilities	32,052,228	31,086,257	30,407,276	29,264,361	28,347,696
Equity	3,478,207	3,539,718	3,404,694	3,385,464	3,336,126
Total liabilities and equity	$35,530,435	$34,625,975	$33,811,970	$32,649,825	$31,683,822

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020
ASSETS:
Loans:
Business (1)	3.16%	3.43%	3.15%	3.09%	3.01%
Real estate — construction and land	3.61	3.51	3.56	3.54	3.72
Real estate — business	3.41	3.46	3.49	3.52	3.51
Real estate — personal	3.21	3.27	3.31	3.40	3.44
Consumer	3.65	3.71	3.84	4.02	4.07
Revolving home equity	3.47	3.46	3.43	3.38	3.37
Consumer credit card	11.06	11.29	11.22	10.97	11.60
Overdrafts	—	—	—	—	—
Total loans	3.62	3.74	3.65	3.66	3.69
Loans held for sale	5.10	4.63	4.20	3.44	3.54
Investment securities:
U.S. government and federal agency obligations	3.11	5.74	5.52	2.54	2.63
Government-sponsored enterprise obligations	2.30	2.30	2.33	2.36	2.23
State and municipal obligations (1)	2.26	2.35	2.41	2.46	2.44
Mortgage-backed securities	1.40	1.53	1.11	1.39	1.37
Asset-backed securities	1.03	1.08	1.25	1.39	1.59
Other debt securities	2.07	2.04	2.06	2.15	2.19
Total available for sale debt securities	1.59	1.80	1.64	1.67	1.70
Trading debt securities (1)	1.54	1.01	1.19	1.08	1.40
Equity securities (1)	27.64	23.92	43.10	49.56	50.71
Other securities (1)	18.39	7.46	11.90	5.26	10.03
Total investment securities	1.82	1.89	1.78	1.72	1.81
Federal funds sold	.70	.50	.60	—	1.12
Securities purchased under agreements to resell	1.62	2.19	4.46	5.31	5.24
Interest earning deposits with banks	.15	.15	.11	.10	.10
Total interest earning assets	2.47	2.62	2.64	2.76	2.86

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.08	.08	.08	.08	.09
Interest checking and money market	.04	.05	.05	.06	.07
Certificates of deposit of less than $100,000.14		.18	.27	.37	.51
Certificates of deposit of $100,000 and over	.14	.14	.20	.35	.47
Total interest bearing deposits	.05	.06	.07	.09	.12
Borrowings:
Federal funds purchased	.11	.10	.05	.05	.07
Securities sold under agreements to repurchase	.08	.08	.06	.06	.06
Other borrowings	—	1.14	.82	.98	—
Total borrowings	.08	.08	.06	.06	.06
Total interest bearing liabilities	.06%	.06%	.07%	.09%	.11%

Net yield on interest earning assets	2.43%	2.58%	2.60%	2.71%	2.80%
(1) Stated on a tax equivalent basis using a federal income tax rate of 21%.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Year Ended
(Unaudited) (In thousands, except per share data)	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Dec. 31, 2021	Dec. 31, 2020
ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$162,775	$172,395	$200,527	$220,834	$236,360	$220,834	$160,682
Adoption of ASU 2016-13	—	—	—	—	—	—	(21,039)
Provision for credit losses on loans	(8,474)	(5,961)	(27,433)	(10,355)	(7,510)	(52,223)	116,049
Net charge-offs (recoveries):
Commercial portfolio:
Business	90	65	(4,909)	(4)	581	(4,758)	3,665
Real estate — construction and land	—	—	—	1	(2)	1	(3)
Real estate — business	6	(5)	(85)	20	(7)	(64)	(47)
	96	60	(4,994)	17	572	(4,821)	3,615
Personal banking portfolio:
Consumer credit card	2,964	2,908	5,155	8,981	5,975	20,008	25,979
Consumer	919	496	378	763	1,160	2,556	4,444
Overdraft	375	243	148	153	335	919	1,277
Real estate — personal	(71)	(26)	(16)	15	(18)	(98)	(291)
Revolving home equity	(26)	(22)	28	23	(8)	3	(166)
	4,161	3,599	5,693	9,935	7,444	23,388	31,243
Total net loan charge-offs	4,257	3,659	699	9,952	8,016	18,567	34,858
Balance at end of period	$150,044	$162,775	$172,395	$200,527	$220,834	$150,044	$220,834
LIABILITY FOR UNFUNDED LENDING COMMITMENTS	$24,204	$22,784	$24,208	$42,430	$38,307

NET CHARGE-OFF RATIOS (1)
Commercial portfolio:
Business	.01%	—%	(.32%)	—%	.04%	(.08%)	.06%
Real estate — construction and land	—	—	—	—	—	—	—
Real estate — business	—	—	(.01)	—	—	—	—
	—	—	(.19)	—	.02	(.05)	.04
Personal banking portfolio:
Consumer credit card	2.10	2.04	3.59	5.98	3.72	3.47	3.88
Consumer	.18	.10	.08	.16	.23	.13	.23
Overdraft	30.20	18.87	15.89	17.50	35.43	21.20	38.11
Real estate — personal	(.01)	—	—	—	—	—	(.01)
Revolving home equity	(.04)	(.03)	.04	.03	(.01)	—	(.05)
	.29	.25	.40	.71	.52	.41	.56
Total	.11%	.10%	.02%	.25%	.19%	.12%	.22%

CREDIT QUALITY RATIOS
Non-accrual loans to total loans	.06%	.07%	.07%	.14%	.16%
Allowance for credit losses on loans to total loans(2)	.99	1.07	1.10	1.22	1.35

NON-ACCRUAL AND PAST DUE LOANS
Non-accrual loans:
Business	$7,312	$8,293	$8,839	$20,215	$22,524
Real estate — construction and land	—	—	—	—	—
Real estate — business	214	577	655	1,572	2,230
Real estate — personal	1,631	1,551	1,672	1,719	1,786
Total	9,157	10,421	11,166	23,506	26,540
Loans past due 90 days and still accruing interest	$11,726	$10,496	$12,338	$21,512	$22,190
(1) Net charge-offs are annualized and calculated as a percentage of average loans (excluding loans held for sale).
(2) Excluding PPP loans, the allowance for credit losses on loans to total loans was 1.00% and 1.10% as of December 31, 2021 and September 30, 2021, respectively.

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2021
For the quarter ended December 31, 2021, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $114.9 million, compared to $122.6 million in the previous quarter and $129.9 million in the same quarter last year. The decrease in net income compared to the previous quarter was primarily the result of net investment securities losses recorded this quarter compared to net gains recorded in the prior quarter and lower net interest income, partly offset by higher non-interest income and lower non-interest expense. The net yield on interest earning assets declined 15 basis points to 2.43%. Average loans declined $165.9 million compared to the previous quarter, while average available for sale debt securities grew $726.3 million, and average deposits increased $790.6 million. For the quarter, the return on average assets was 1.28%, the return on average equity was 13.11%, and the efficiency ratio was 57.3%.

Balance Sheet Review
During the 4th quarter of 2021, average loans totaled $15.1 billion, a decrease of $165.9 million from the prior quarter, and declined $1.3 billion, or 7.8%, from the same quarter last year. Compared to the previous quarter, average balances of business loans declined $245.7 million (includes a decline of $356.1 million in Paycheck Protection Program (PPP) loan balances). This decline was partially offset by growth in construction and business real estate loans of $59.7 million and $20.6 million, respectively. While period end loans only increased $28.0 million compared to the prior quarter, PPP loan balances decreased $178.8 million this quarter and totaled $129.2 million at December 31, 2021. Excluding PPP loans, period end business loans increased $204.5 million. As of December 31, 2021, 99% of round 1 and 73% of round 2 PPP loan balances have been forgiven. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $85.3 million, compared to $119.3 million in the prior quarter.

Total average available for sale debt securities increased $726.3 million over the previous quarter to $14.5 billion, at fair value. The increase in investment securities was mainly the result of growth in asset-backed and U.S. government securities. During the current quarter, purchases of securities totaled $1.4 billion with a weighted average yield of approximately 1.27%. Sales, maturities and pay downs were $956.5 million. At December 31, 2021, the duration of the investment portfolio was 3.2 years, and maturities and pay downs of approximately $3.0 billion are expected to occur during the next 12 months.

Total average deposits increased $790.6 million this quarter compared to the previous quarter. The increase in deposits mostly resulted from growth in interest checking and money market deposits and demand deposits of $530.8 million and $444.2 million, respectively. Certificate of deposit balances declined $206.6 million. Compared to the previous quarter, total average commercial and consumer deposits grew $612.1 million and $203.8 million, respectively. The average loans to deposits ratio was 52.4% in the current quarter and 54.4% in the prior quarter. The Company’s average borrowings, which include customer repurchase agreements, were $2.6 billion in the 4th quarter of 2021 and $2.4 billion in the prior quarter.

Net Interest Income
Net interest income in the 4th quarter of 2021 amounted to $207.7 million, a decrease of $6.4 million compared to the previous quarter. On a tax equivalent basis, net interest income for the current quarter decreased $6.4 million compared to the previous quarter to $210.4 million. The decrease in net interest income was mainly due to lower income earned on loans and securities purchased under agreements to resell, partially offset by higher income earned on investment securities. The net yield on earning assets (tax equivalent) decreased to 2.43%, compared to 2.58% in the prior quarter.

Compared to the previous quarter, interest income on loans (tax equivalent) decreased $6.1 million, mostly due to $5.3 million of lower income recognized from PPP loans this quarter. Interest on construction loans grew due to higher yields and average loan balances, but was offset by lower consumer card yields and average loan balances. The yield on PPP loans increased from 7.73% to 10.80% this quarter. Excluding PPP loans, the yield on business loans was 2.83% in the 4th quarter of 2021 compared to 2.92% in the prior quarter. The average tax-equivalent yield on the loan portfolio decreased 12 basis points to 3.62% this quarter.

Interest income on investment securities (tax equivalent) increased $1.7 million compared to the prior quarter, due to higher average balances, partly offset by lower rates earned. Interest income earned on U.S. government and federal agency securities decreased, as lower average rates earned, including the impact of $2.9 million of lower inflation income from Treasury inflation-protected securities, more than offset higher average balances. This decrease was partly offset by $5.5 million in dividends received from private equity portfolio investments this quarter. At December 31, 2021, the Company recorded a $2.6 million adjustment to premium amortization, which increased interest income this quarter to reflect moderately slower forward prepayment speed estimates on mortgage-backed securities. The yield on total investment securities was 1.82% in the current quarter, compared to 1.89% in the previous quarter.

The average rate paid on interest bearing deposits totaled .05% in the 4th quarter of 2021, compared .06% in the prior quarter. Interest expense on deposits decreased $172 thousand this quarter compared to

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2021
the previous quarter mainly due to lower rates paid on money market accounts and certificate of deposit accounts. The overall rate paid on interest bearing liabilities was .06% in both the current and prior quarters.

Non-Interest Income
In the 4th quarter of 2021, total non-interest income amounted to $147.7 million, an increase of $12.6 million, or 9.3%, compared to the same period last year and increased $10.2 million compared to the prior quarter. The increase in non-interest income over the same period last year was mainly due to growth in trust fees and bank card fees, partially offset by lower loan fees and sales.

Total net bank card fees in the current quarter increased $4.8 million, or 12.0%, over the same period last year, and increased $2.0 million compared to the prior quarter. Net corporate card fees increased $3.6 million, or 17.0%, over the same quarter of last year mainly due to higher interchange fee income, partly offset by higher rewards expense. Net debit card fees increased $955 thousand, or 9.8%, mainly due to higher interchange fees. Net merchant income increased $104 thousand, or 2.0%, and net credit card fees increased $111 thousand, or 3.0%. Total net bank card fees this quarter were comprised of fees on corporate card ($25.0 million), debit card ($10.7 million), merchant ($5.3 million) and credit card ($3.8 million) transactions.

In the current quarter, trust fees increased $6.9 million, or 16.5%, over the same period last year, resulting mostly from higher private client fee income. Compared to the same period last year, deposit account fees increased $1.3 million, or 5.5%, mainly due to higher overdraft and return item fees and corporate cash management fees. Loan fees and sales, mostly mortgage banking revenue, declined $3.8 million, or 41.9%, compared to amounts recorded in the same quarter last year. Consumer brokerage fees increased $882 thousand, or 22.1%, compared to the same quarter last year.

Other non-interest income increased over the same period last year mainly due to a $3.7 million gain on the sale of land recorded this quarter, $818 thousand of higher tax credit sales fees, and $774 thousand of higher swap fees, partially offset by lower cash sweep commissions of $710 thousand. For the 4th quarter of 2021, non-interest income comprised 41.6% of the Company’s total revenue.

Investment Securities Gains and Losses
The Company recorded investment net losses of $9.7 million in the current quarter, compared to net gains of $13.1 million in the prior quarter and net gains of $12.3 million in the 4th quarter of 2020. Net losses on investments in the current quarter primarily resulted from net fair value losses of $6.5 million in the Company’s private equity investment portfolio, in part due to $5.5 million in dividends paid by portfolio companies mentioned above, which reduced the fair value of the investments.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $203.6 million, compared to $196.3 million in the same period last year and $211.6 million in the prior quarter. The increase in non-interest expense compared to the same period last year was mainly due to higher salaries expense, data processing and software expense, and travel and entertainment expense. The decrease in non-interest expense compared to the prior quarter was mainly due to litigation settlement expense in the prior quarter that did not reoccur.

Compared to the 4th quarter of last year, salaries and employee benefits expense increased $2.7 million, mostly due to higher full-time salaries expense. Incentive compensation was also higher, while employee benefits expense was flat. Full-time equivalent employees totaled 4,567 and 4,766 at December 31, 2021 and 2020, respectively.

Compared to the same period last year, data processing and software expense increased $1.5 million due to higher bank card processing fees and increased costs for service providers this quarter. Additionally, other non-interest expense increased $1.7 million, mainly due to an increase of $1.3 million in travel and entertainment expense.

Income Taxes
The effective tax rate for the Company was 22.7% in the current quarter, 22.0% in the previous quarter, and 20.3% in the 4th quarter of 2020.

Credit Quality
Net loan charge-offs in the 4th quarter of 2021 amounted to $4.3 million, compared to $3.7 million in the prior quarter and $8.0 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .11% in the current quarter, .10% in the previous quarter, and .19% in the 4th quarter of last year. Net loan charge-offs on personal banking loans increased $562 thousand to $4.2 million.

In the 4th quarter of 2021, annualized net loan charge-offs on average consumer credit card loans were 2.10%, compared to 2.04% in the previous quarter, and 3.72% in the same quarter last year. Consumer loan net charge-offs were .18% of average consumer loans in the current quarter, .10% in the prior quarter and .23% in the same quarter last year.

During the 4th quarter of 2021, the economy continued to recover from the pandemic and the economic forecast utilized in the allowance for credit loss model also continued to improve. This improvement, coupled with other model inputs,

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2021
resulted in a decrease in the allowance for credit losses as of December 31, 2021. At December 31, 2021, the allowance for credit losses on loans totaled $150.0 million, or .99% of total loans and 1.00% of total loans excluding PPP loans. Additionally, the liability for unfunded lending commitments at December 31, 2021 was $24.2 million, an increase of $1.4 million over the liability at September 30, 2021.

At December 31, 2021, total non-accrual loans amounted to $9.2 million, a decrease of $1.3 million from the previous quarter. At December 31, 2021, the balance of non-accrual loans, which represented .06% of loans outstanding, included business loans of $7.3 million, personal real estate loans of $1.6 million, and business real estate loans of $214 thousand. Loans more than 90 days past due and still accruing interest totaled $11.7 million at December 31, 2021.

Other
During the 4th quarter of 2021, the Company distributed a 5% stock dividend on its common stock and paid a cash dividend of $.25 per common share (as restated for the stock dividend), representing a 2.1% increase over the same period last year. The Company purchased 696,367 shares of treasury stock during the current quarter at an average price of $70.81.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.